NEWS

LOS ANGELES WORLD AIRPORTS PLACES ORDER FOR IMAGEWARE® BIOMETRIC IDENTITY MANAGEMENT AND CREDENTIALING SUITE

San Diego, January 30, 2012- ImageWare® Systems, Inc. (OTCPK: IWSY), a leader in multimodal biometric security solutions, today announced that Los Angeles World Airports (LAWA), a City of Los Angeles department that owns and operates Los Angeles International (LAX), LA/Ontario International (ONT) and Van Nuys (VNY) airports, has placed an order for a number of biometric identity management and credentialing software products developed by ImageWare Systems, Inc. (“ImageWare”). These software products will provide the foundation for a new biometrically enabled identity management and credentialing system used to identify airport employees, contractors, and police at LAX and Ontario airports. Among the products ordered are ImageWare’s Quick Capture™ multi-biometric capture application, as well as multiple identity management and credential issuance modules that are part of ImageWare’s SOA-based Identity Service Bus (ISB) suite.

Once professional services for customization and implementation have been added, the total value of the LAWA project to ImageWare is expected to be approximately $1 million for the first year.

“ImageWare is proud to play a role in enhancing security at one of the world’s busiest airports”, said Jim Miller, Imageware Chairman and CEO. “Using our patented biometric management capability, we look forward to working with LAWA to create a model system for airports around the globe.”

About ImageWare Systems, Inc.

ImageWare Systems is a leading developer of identity management solutions, providing biometric, secure credential and law enforcement technologies. Scalable for worldwide deployment, the Company's biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare's identification products are used to manage and issue secure credentials including national IDs, passports, driver’s licenses, smart cards and access control credentials. ImageWare's digital booking products provide law enforcement with integrated mug shot, fingerprint livescan and investigative capabilities. ImageWare is headquartered in San Diego, with offices in Portland, OR, Washington, D.C. and Canada. For more information on ImageWare Systems, visit http://www.iwsinc.com.

Safe Harbor Statement

This news release may contain forward-looking statements made pursuant to the "safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. While these statements are meant to convey to the public ImageWare's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. While management believes such representation to be true and accurate based on the information available to ImageWare, actual results may differ materially from those described. ImageWare's operations and business prospects are always subject to risks and uncertainties. Readers are also cautioned that ImageWare is delinquent in filing its periodic and other reports required to be filed with the Securities and Exchange Commission. While ImageWare intends to file such delinquent reports with the Securities and Exchange Commission, until such time, readers may be without sufficient information necessary to evaluate ImageWare, its operational and other risks, business plan, financial condition and results of operations for the periods contained in such delinquent reports. Important facts may be contained in such delinquent reports that may cause ImageWare’s business prospects and actual results to differ from those set forth in this news release.

Investor Relations Contact:

Terri MacInnis, Dir. of Investor Relations

Bibicoff + MacInnis, Inc.

818.379.8500    terri@bibimac.com